Exhibit 99.2

The table below specifies the date, amount and weighted average price per ADS purchased by the Bill & Melinda Gates Foundation Trust (the “Trust”) during the period May 7, 2010 through May 20, 2010.  The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Purchase	Number of ADSs Purchased	Weighted Average Price/Price Per ADS ($)	Range of Price Paid ($)

5/7/2010	11,450	63.0409	62.40	-	63.39
5/7/2010	6,450	63.7218	63.40	-	64.21
5/10/2010	1,266	66.7102	66.45	-	67.42
5/10/2010	534	67.6880	67.56	-	67.91
5/11/2010	9,637	68.2717	67.50	-	68.4925
5/11/2010	2,863	68.6161	68.50	-	69.12
5/12/2010	9,500	68.5874	68.14	-	69.13
5/13/2010	24,950	68.6725	68.29	-	69.20
5/13/2010	50	69.3200
5/14/2010	21,500	67.4599	67.095	-	68.03
5/14/2010	50	68.3100
5/17/2010	3,738	66.2336	65.61	-	66.53
5/17/2010	3,950	67.0890	66.63	-	67.62
5/17/2010	5,362	68.0040	67.63	-	68.58
5/17/2010	100	68.7800
5/18/2010	15,772	67.1814	66.77	-	67.75
5/18/2010	5,350	68.3469	67.83	-	68.81
5/18/2010	3,586	69.2538	68.84	-	69.82
5/18/2010	514	69.9256	69.85	-	69.99
5/19/2010	20,400	66.1918	65.61	-	66.6
5/19/2010	2,100	66.7703	66.61	-	67.20
5/20/2010	16,795	64.3677	63.765	-	64.76
5/20/2010	4,389	65.0217	64.77	-	65.33